Exhibit 1

                              MANAGEMENT AGREEMENT

Management Agreement by and between DCP Limited (a Nevada Limited Liability Corp.) (hereinafter sometimes referred to as "DCP") and Make Your Move, Inc. (hereinafter sometimes referred to as "MYM") and Henry Rolling (hereinafter sometimes referred to as "Rolling")

                                    Recitals

Whereas DCP is a manufacturer of various types of board games.

Whereas MYM is a seller of a number of products and wishes to become a seller of board games.

Whereas Rolling is the principal owner and manager of DCP and is experienced in selling games and will continue the affairs of DCP.

Whereas Rolling is employed as President and Chief Executive Officer of MYM.

                                    Agreement

Now therefore MYM agrees that Rolling will continue to manage DCP. DCP will has agreed to assign exclusive rights to all of its present games to MYM.


MYM agrees issue to the members of DCP 10,000 shares of MYM stock for the future opportunity to integrate the games and products of DCP into the technology owned by MYM.

DCP agrees that when it is profitable and has adequate cash flow DCP will pay reasonable value for the services provided by MYM.

All parties agree that DCP is an affiliated company and that MYM has no ownership interest in DCP.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the 30th day of June, 2001.

DCP Limited
By /s/Henry Rolling

Make Your Move, Inc.                                           Henry Rolling
----------------------                                     --------------------
By/s/Henry Rolling                                          By/s/Henry Rolling